FORM OF
                              SUBADVISORY AGREEMENT


         THIS AGREEMENT is made by and between Aetna Life Insurance and Annuity Company, a Connecticut insurance corporation (the "Adviser") and Aetna Capital Management, Inc., a Connecticut corporation (the "Subadviser") as of the Date set forth below.

                                  R E C I T A L

         WHEREAS, Aetna Series Fund, Inc. (the "Company") is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

         WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Subadviser is registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Company's Articles of Incorporation authorizes the Board of Directors of the Company to classify or reclassify authorized but unissued shares of the Company into series of shares representing interests in various investment portfolios;

         WHEREAS, pursuant to such authority, the Company has established the ________ Fund (the "Fund");

         WHEREAS, the Adviser has entered into an Investment Advisory Agreement of even date herewith with the Company (the "Investment Advisory Agreement"), pursuant to which the Adviser shall act as investment advisor with respect to the Fund; and

         WHEREAS, pursuant to Paragraph IV of the Investment Advisory Agreement, the Adviser wishes to retain the Subadviser for purposes of rendering advisory services to the Adviser in connection with the Fund upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


I.       APPOINTMENT AND OBLIGATIONS OF THE ADVISER

         The Adviser hereby appoints the Subadviser to render to the Adviser with respect to the Fund, investment research and advisory services set forth below in Section II, under the

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supervision of the Adviser and subject to the approval and direction of the
Company's Board of Directors (the "Board"), and the Subadviser hereby accepts such appointment, all subject to the terms and conditions contained herein. The Subadviser shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

II.      DUTIES OF THE SUBADVISER AND THE ADVISER

         In carrying out the terms of this agreement, the Subadviser shall provide the following services:

         A.       DUTIES OF THE SUBADVISER

                  The Subadviser shall regularly provide investment advice with respect to the Fund and shall, subject to the terms of this Agreement, continuously supervise the investment and reinvestment of cash, securities and instruments or other property comprising the assets of the Fund; and in furtherance thereof, the Subadviser's duties shall include:

                  1. Obtaining and evaluating pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which such issuers engage, or with respect to securities which the Subadviser considers desirable for inclusion in the Fund's investment portfolio;

                  2. Determining which issuers and securities shall be purchased, sold or exchanged by the Fund or otherwise represented in the Fund's investment portfolio and regularly reporting thereon to the Adviser and, at the request of the Adviser, to the Board;

                  3. Formulating and implementing continuing programs for the purchases and sales of the securities of such issuers and regularly reporting thereon to the Adviser and, at the request of the Adviser, to the Board; and

                  4. Taking, on behalf of the Fund, all actions that appear to the Subadviser necessary to carry into effect such investment program, including the placing of purchase and sale orders, and making appropriate reports thereon to the Adviser and the Board.

         B.       DUTIES OF THE ADVISER

                  The Adviser shall retain responsibility for, among other things, providing the following advice and services with respect to the
         Fund:

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                  1. The Adviser shall monitor the investment program maintained by the Subadviser for the Fund to ensure that the Fund's assets are invested in compliance with the Subadvisory Agreement and the Fund's Registration Statement;

                  2. The Adviser shall consult with and assist the Subadviser in maintaining appropriate policies, procedures and records so that the Subadviser operates its business and any investment program hereunder in compliance with applicable laws;

                  3. The Adviser shall establish and maintain periodic communications with the Subadviser to share information it obtains with the Subadviser concerning the effect of developments and data on the investment program maintained by the Subadviser; and

                  4. The Adviser shall oversee matters relating to Fund promotion, marketing materials and the Subadviser's reports to the Board.

III.     REPRESENTATIONS AND WARRANTIES

         A.       REPRESENTATIONS AND WARRANTIES OF THE SUBADVISER

                  1. Due Incorporation and Organization. The Subadviser is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                  2. Registration. The Subadviser is registered as an investment adviser with the Securities and Exchange Commission (the "SEC") under the Advisers Act, and is registered or licensed as an investment adviser under all of the laws of all jurisdictions in which its activities require it to be so registered or licensed. The Subadviser shall maintain such registration or license in effect at all times during the term of this Agreement.

                  3. Best Efforts. The Subadviser at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.

         B.       REPRESENTATIONS AND WARRANTIES OF THE ADVISER

                  1. Due Incorporation and Organization. The Adviser is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                  2. Registration. The Adviser is registered as an investment adviser with the SEC under the Advisers Act, and is registered or licensed as an investment adviser under all of the laws of all jurisdictions in which its activities require it to be so

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                  registered or licensed. The Adviser shall maintain such
                  registration or license in effect at all times during the term of this Agreement.

                  3. Best Efforts. The Adviser at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.

IV.      BROKER-DEALER RELATIONSHIPS

         A.       PORTFOLIO TRADES

         The Subadviser, at its own expense, and in consultation with the Adviser, shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.

         B.       SELECTION OF BROKER-DEALERS

         In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Adviser and the Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.

V.       CONTROL BY THE BOARD OF DIRECTORS.

         Any investment program undertaken by the Subadviser pursuant to this Agreement, as well as any other activities undertaken by the Subadviser with respect to the Fund, shall at all times be subject to any directives of the Board.

VI.      COMPLIANCE WITH APPLICABLE REQUIREMENTS.

         In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

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         A. all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

         B. the provisions of the registration statement of the Company, as the same may be amended from time to time, under the Securities Act of 1933, as amended, and the 1940 Act;

         C. the provisions of the Articles of Incorporation of the Company, as amended from time to time;

         D. the provisions of the by-laws of the Company, as amended from time to time; and

         E. any other applicable provisions of state or federal law.

VII.     COMPENSATION

         The Adviser shall pay the Subadviser, as compensation for services rendered hereunder, from its own assets, an annual fee, payable monthly, based on the average daily net assets of the Fund as follows:

               Fee                       Assets

              0.30%                     On first $50 million
                                        $100,000 minimum
              0.25%                     On next $50 million
              0.20%                     Over $100 million

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual subadvisory fee applied to the daily net assets of the Fund. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees set forth above.

Subject to the provisions of Paragraph A. below, payment of the Subadviser's compensation for the preceding month shall be made as promptly as possible. The Subadviser acknowledges that, pursuant to the Investment Advisory Agreement, the Adviser has agreed to reduce its fee or reimburse the Fund if the expenses borne by the Fund exceed the expense limitations applicable to the Fund imposed by the securities laws or regulations of any jurisdiction in which the Fund's shares are qualified for sale. Accordingly, the Subadviser agrees as follows:

         A. If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions, distribution fees, taxes, interest and extraordinary expenses and certain other excludable expenses, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are offered for sale (unless a waiver is obtained), the Subadviser shall reduce its advisory fee in order to reduce such

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         excess expenses, but will not be required to reimburse the Fund for any ordinary business expenses which exceed the amount of its advisory fee for such fiscal year. The amount of any such reduction is to be borne by the Subadviser and shall be deducted from the fee otherwise payable to the Subadviser during such fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement; and

         B. Such reductions will, in each case, be proportionate to the reduction in the Adviser's fee for the same period.

VIII.    ALLOCATION OF EXPENSES

         The Subadviser shall pay the salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Fund hereunder, including, without limitation, office space, office equipment, telephone and postage costs. In the event that any other expense hereunder shall, in the first instance, be paid by the Subadviser, the Adviser shall reimburse the Subadviser for such expense on presentation of a statement with respect thereto.

IX.      NON-EXCLUSIVITY

         The services of the Subadviser with respect to the Company and the Fund are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Subadviser may serve as officers or directors of the Adviser or of the Company; hat officers or directors of the Adviser or of the Company may serve as officers or directors of the Subadviser to the extent permitted by law; and that the officers and directors of the Subadviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

X.       TERM

         This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to Paragraphs XI and XII hereof and approval by the Fund's shareholders, for a period of two years from the date hereof.

XI.      RENEWAL

         Following the expiration of its initial two-year term, the Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

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         A. (1) by the Company's directors or (2) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

         B. by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Company), by votes cast in person at a meeting specifically called for such purpose.

XII.     TERMINATION

         This Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of the Company's directors or by vote of a majority of the Fund's outstanding voting securities, or by the Adviser, or by the Subadviser on sixty (60) days' written notice to the other party and to the Company. The notice provided for herein may be waived by the party required to be notified. This Agreement shall automatically terminate in the event of its "assignment," as defined in Section 2 (a) (4) of the 1940 Act.

XIII. LIABILITY OF SUBADVISER

         In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Subadviser or any of its officers, directors or employees, the Subadviser shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

XIV.     NOTICES

         Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice with a copy to the Company. Until further notice, it is agreed that the address of the Company, that of the Adviser and that of the Subadviser shall be 151 Farmington Avenue, Hartford, Connecticut 06156.

XV.      QUESTIONS OF INTERPRETATION

         This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.


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XVI.     SERVICE MARK

         The service mark of the Company and the Fund and the name "Aetna" have been adopted by the Company with the permission of Aetna Life and Casualty Company and their continued use is subject to the right of Aetna Life and Casualty to withdraw this permission in the event the Subadviser or another subsidiary or affiliated corporation of Aetna Life and Casualty Corporation should not be the investment adviser of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the 8th day of December, 1993.

Attest:                               Aetna Life Insurance and Annuity Company



/s/ Paige L. Falasco                  By: /s/ Lucille M. Nickerson



Attest:                               Aetna Capital Management, Inc.


/s/ Brian Kawakami                    By:  /s/ Paul A. Ehrhardt

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                              Subadvisory Agreement

                               Schedule of Parties

Subadvisory Agreements have been entered into with the following parties in substantially the same form and type as the exhibit included herewith.

                Party                        Date
                -----                        ----
         Aetna Growth Fund                  12/8/93
         Aetna Small Company Growth         12/8/93
         Aetna Tax Free Fund                12/8/93

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